Exhibit (6)(o)

PHOENIX EQUITY HOLDINGS, LLC

2024 LONG-TERM INCENTIVE PLAN

UNIT AWARD AGREEMENT

Phoenix Equity Holdings, LLC (the “Company”) hereby grants to [     ] (the “Participant”) the following award of Units (the “Award”), pursuant and subject to the terms and conditions of this Unit Award Agreement (this “Agreement”), the Limited Liability Company Agreement of the Company (as amended, the “LLC Agreement”) and the Phoenix Equity Holdings, LLC 2024 Long-Term Incentive Plan (as may be amended, the “Plan”), the terms and conditions of which are hereby incorporated into this Agreement by reference. Except as otherwise expressly provided herein, all capitalized terms used in this Agreement, but not defined, shall have the meanings provided in the Plan.

GRANT NOTICE

Subject to the terms and conditions of this Agreement, the principal features of this Award are as follows:

Number of and Class of Units: [  ] Class [ ]1 Units in the aggregate in the Company, subject to adjustment as provided in the Plan, this Agreement, and the LLC Agreement.

[Number of and Class of Units: [  ] Class B Units in the aggregate in the Company, subject to adjustment as provided in the Plan, this Agreement, and the LLC Agreement.]2

Grant Date: December [  ], 202

Forfeiture of Award: The Award shall be subject to forfeiture as set forth below in this Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

[1]	Note to Draft: Insert “A” if getting A and B OR insert “B” if getting only B.
[2]	Note to Draft: Include if receiving BOTH A and B.

TERMS AND CONDITIONS OF AWARD

1. Grant. The Company hereby grants to the Participant, as of the Grant Date set forth in the Grant Notice (the “Grant Date”), an Award of Units as set forth in the Grant Notice, subject to all of the terms and conditions contained in this Agreement, the LLC Agreement and the Plan.

2. Forfeiture of Award; Distributions.

(a) Forfeiture. In the event of (i) the Participant’s Termination of Service for any reason prior to a Change in Control or (ii) a Covenant Breach, the Award shall thereupon automatically be forfeited by the Participant without further action and without payment of consideration therefor, unless otherwise determined by the Administrator or provided in a separate written agreement between the Participant and the Company or its Subsidiaries.

(b) Distributions. Distributions with respect to the Award will be made as set forth in the LLC Agreement.

3. Section 83(b) Election. Within 30 days following the Grant Date, the Participant shall file with the Internal Revenue Service an election, in the form attached hereto as Exhibit A, authorized by Section 83(b) of the Code (an “83(b) Election”) with respect to the Award and deliver to the Company a copy of such 83(b) Election promptly after its filing. No later than February 28, 2025 (with the actual date of payment determined by the Company in its discretion), the Company, or an Affiliate thereof, shall make a payment to the Participant (the “Gross-Up Payment”) in an amount equal to 45% of the amount included in the Participant’s gross income pursuant to the Participant’s 83(b) Election (the “Recognized Income”), and the Participant acknowledges that neither the Company, nor any Affiliate of the Company, shall be obligated to pay to the Participant any additional amount related to the Recognized Income or the Gross-Up Payment, including any related income, employment or other taxes incurred by the Participant.

4. Non-Transferability. Neither the Award nor any right of the Participant in relation to the Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant (or any permitted transferee) other than by will or the laws of descent and distribution or as otherwise permitted by the terms of the Plan and the LLC Agreement and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company and any of its Affiliates.

5. Plan and LLC Agreement. The Award shall be subject to the terms of the Plan and the LLC Agreement, including without limitation the repurchase provisions, restrictions on transfer of Units and drag-along rights as set forth in the LLC Agreement. As a condition to receiving the Award, the Participant shall execute and become bound by the terms of the LLC Agreement. Except as otherwise expressly provided herein, in the event of any conflict between the terms of this Agreement and the LLC Agreement or the Plan, the terms of the LLC Agreement or the Plan, as applicable, shall control.

6. No Effect on Service. Nothing in this Agreement, the Plan or in the LLC Agreement shall be construed as giving the Participant the right to be retained in the employ or service of the Company or any Affiliate thereof. Furthermore, the Company and its Affiliates may at any time dismiss the Participant from employment free from any liability or any claim under the Plan, the LLC Agreement or this Agreement, unless otherwise expressly provided in the Plan or the LLC Agreement, this Agreement or any other written agreement between the Company and the Company Group.

7. Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Agreement shall remain in full force and effect.

8. Tax Consultation. Neither the Administrator nor the Company has made any warranty or representation to Participant with respect to the income tax consequences of the issuance of the Award or the transactions contemplated by this Agreement, and the Participant represents that he or she is in no manner relying on such entities or their representatives for tax advice or an assessment of such tax consequences. The Participant understands that the Participant may suffer adverse tax consequences in connection with the Award granted pursuant to this Agreement. The Participant represents that the Participant has consulted with any tax consultants that the Participant deems advisable in connection with the Award.

9. Amendments, Suspension and Termination. The Administrator may waive any conditions or rights under, amend any terms of, or alter this Agreement at any time, provided that no such change, other than pursuant to the Plan and the LLC Agreement, shall materially and adversely reduce the rights or benefits of the Participant without the Participant’s written consent.

10. Adjustments. The Participant acknowledges that the Award is subject to modification and termination in certain events as provided in this Agreement, the Plan and the LLC Agreement.

11. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer contained herein, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

12. Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

[Signature page follows]

The Participant’s signature below indicates the Participant’s agreement with and understanding that this Award is subject to all of the terms and conditions contained in the Plan, the LLC Agreement and in this Agreement, and that, in the event that there are any inconsistencies between the terms of the Plan or the LLC Agreement and the terms of this Agreement, unless expressly provided otherwise, the terms of the Plan and the LLC Agreement, as applicable, shall control. The Participant further acknowledges that the Participant has read and understands the Plan, the LLC Agreement and this Agreement, which contains the specific terms and conditions of this Award. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the LLC Agreement or this Agreement.

PHOENIX EQUITY HOLDINGS, LLC a Delaware limited liability company

By:
Name:
Title:

PARTICIPANT

[Name]

EXHIBIT A

ELECTION UNDER SECTION 83(b)

OF THE INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer has received a limited liability company interest (the “Property”) in a Delaware limited liability company.

1.	The name, social security number and address of the undersigned (the “Taxpayer”), and the taxable year for which this election is being made are:

Taxpayer’s Name:

Taxpayer’s Social
Security Identification Number:
Taxpayer’s Home Address:

Taxable Year: Calendar Year 202

2.	The Property that is the subject of this election are Class [ ][3] Units [and Class B Units][4] (the “Interests”) in Phoenix Equity Holdings, LLC, a Delaware limited liability company (the “Company”).

3.	The Property was transferred to the Taxpayer on , 202 .

4.

Property is subject to the following restrictions: The Interests issued to the Taxpayer are subject to various transfer restrictions and repurchase rights and are subject to forfeiture in the event certain conditions are not satisfied as set forth in an agreement between the Taxpayer and the Company.

5.

The fair market value of the Property at the time of transfer (determined without regard to any restriction other than a nonlapse restriction as defined in Section 1.83-3(h) of the Income Tax Regulations) is [  ].[5]

6.	The amount paid by the Taxpayer for the Property is zero (0.00).

7.	The amount to include in gross income is [ ].[6]

The undersigned taxpayer will file this election with the Internal Revenue Service office with which the taxpayer files his or her annual income tax return not later than 30 days after the date of transfer of the Property. A copy of the election also will be furnished to the person for whom the services were performed. The undersigned is the person performing the services in connection with which the Property was transferred.

Dated: ,
Taxpayer

[3]	Note to Draft: Insert “A” if getting A and B OR insert “B” if getting only B.
[4]	Note to Draft: Include if receiving BOTH A and B.
[5]	Note to Draft: Insert FMV of the Award as determined by the Company.
[6]	Note to Draft: Insert amount equal to Item 5 minus Item 6.